Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 Amendment No. 1, and the related Prospectus of UMT Holdings, L.P. for the registration of Class A Senior Subordinated Debentures due 2015 in connection with the merger with United Mortgage Trust and to the incorporation by reference therein of our report dated March 16, 2005, with respect to the financial statements of United Mortgage Trust included in Form 10-K as of December 31, 2004 and 2003 and for the three years ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Whitley Penn
Dallas, Texas
October 10, 2005